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EXHIBIT 99

LITHIA MOTORS PROVIDES EPS GUIDANCE FOR 2002

MEDFORD, OREGON, AUGUST 3, 2001 (5:00 a.m. PDT)—Lithia Motors, Inc. (NYSE: LAD) today provided initial guidance on 2002 earnings of $1.50 to $1.56 per share, before the effect of the change in accounting rules for goodwill. This represents 15-20% growth in earnings per share over current 2001 guidance of $1.30 to $1.33 per share. The change in accounting for goodwill, whereby certain categories of goodwill are no longer amortized, should add to 2002 reported earnings. The company anticipates providing more detailed guidance for sales and margin expectations for 2002 no later than its third quarter conference call scheduled for October 24, 2001.

Additionally, Sidney B. DeBoer, Chairman and Chief Executive Officer of Lithia Motors, Inc. is being featured in an online audio interview on Wall Street Reporter. The interview is available at the Wall Street Reporter website, http:/www.wallstreetreporter.com. In the interview, Mr. DeBoer highlights the opportunities available in the auto-retailing industry and Lithia Motors' unique approach to operations and acquisitions.

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that operates 114 franchises in California, Oregon, Washington, Nevada, Colorado, Idaho, South Dakota and Alaska. Lithia sells 26 brands of new vehicles at 56 stores and over the Internet through "Lithia.com—America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 68,126 new and used vehicles and had $1.66 billion in total revenue in 2000.

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include stated forward estimates.

For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer (541) 776-6868 (E-mail: invest@lithia.com) or Dan Retzlaff, Investor Relations at (541) 776-6819 or log-on to: www.lithia.com—go to About Lithia—Investor Relations.

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EXHIBIT 99